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                                                                    EXHIBIT 99.1


NEWS RELEASE                                                     [CERIDIAN LOGO]



                                                        Tom Lindquist
                                                        Corporate Communications
                                                        952/853-6287

                                                        Craig Manson
                                                        Investor Relations
                                                        952/853-6022




               CERIDIAN CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN



MINNEAPOLIS, October 29, 2001 - Ceridian Corporation (NYSE:CEN) announced today that its Board of Directors adopted a Stockholder Rights Plan in which Rights will be distributed as a dividend at the rate of one Right for each share of common stock, par value $.01 per share, of the Company held by stockholders of record as of the close of business on November 9, 2001. The Rights Plan was not adopted in response to any effort to acquire control of Ceridian Corporation.

The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 15 percent or more of the Company's common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own at least 15 percent (20 percent in the case of certain institutional investors) of the Company's common stock. The Rights will expire on November 9, 2011. A copy of the Stockholder Rights Plan and the terms of the Rights will be filed with the Securities and Exchange Commission shortly.

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and the Europe. Ceridian is one of the top national human resources outsourcing companies in the United States, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and employee advisory programs. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.



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This press release contains forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this report that are not historical in nature, particularly those that utilize terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes" or "plans," or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such


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forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian's filings with the Securities and Exchange Commission, including those factors which are discussed in or incorporated by reference into Ceridian's Annual Report on Form 10-K, for the fiscal year ended December 31, 2000, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.